                                                                   Exhibit 10(v)

The Company offers a fully-insured long-term disability program for all employees that provides a benefit of up to 60 percent of salary, bonus and incentive compensation ("covered compensation"). Monthly benefits for executive officers are capped at $25,000. Executive officers are permitted to purchase up to $5,000 per month in additional coverage, so long as the total monthly benefit does not exceed 75 percent of monthly covered compensation. Monthly benefits for other employees are capped at $10,000.